UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The ExOne Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Item 8.01	Other Events.

Background

As previously disclosed, on August 11, 2021, The ExOne Company (“ExOne” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Desktop Metal, Inc., a Delaware corporation (“Desktop Metal”), Texas Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Desktop Metal (“Merger Sub I”), Texas Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Desktop Metal (“Merger Sub II”), and ExOne. The Merger Agreement provides, among other things, that upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into ExOne, with ExOne surviving the merger as a wholly owned subsidiary of Desktop Metal (the “First Merger”). The Merger Agreement also provides that, immediately following the effective time of the First Merger, ExOne, as the surviving corporation of the First Merger, will merge with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger and continuing as a wholly owned subsidiary of Desktop Metal. The proposed Mergers are described in the Proxy Statement/Prospectus, dated October 8, 2021, filed with the Securities and Exchange Commission (the “SEC”) and mailed to all stockholders of record of ExOne in connection with the Mergers (the “Proxy Statement/Prospectus”).

Regulatory Matters

On October 20, 2021, ExOne and Desktop Metal received clearance from the German Federal Ministry for Economic Affairs and Energy, a foreign investment regulatory authority, that the transactions contemplated by the Merger Agreement have been cleared pursuant to section 58a paragraph 1 of the German Foreign Trade and Payments Ordinance. Additionally, and as previously reported, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on October 28, 2021 at 11:59 p.m. Eastern Time. Accordingly, ExOne and Desktop Metal have now received all regulatory approvals required as a condition to consummate the Mergers.

Subject to obtaining ExOne stockholder approval and the satisfaction of other customary closing conditions to the Mergers, ExOne and Desktop Metal expect to complete the Mergers during the fourth quarter of 2021, and, subject to the terms of the Merger Agreement, such closing may occur as soon as three days following the date of the special meeting of ExOne stockholders.

Litigation Update

As previously disclosed in the Proxy Statement/Prospectus, seven purported ExOne stockholders filed lawsuits against ExOne, its board of directors, and Desktop Metal related to the Mergers, one of which was subsequently withdrawn: Stein v. The ExOne Company, et. al, Case No. 1:21-cv-07756, filed in the United States District Court for the Southern District of New York on September 16, 2021 (the “Stein Complaint”); Kong v. The ExOne Company, et al., Case No. 2:21-cv-04165, filed in the United States District Court for the Eastern District of Pennsylvania on September 21, 2021 (the “Kong Complaint”); Vasedevan v. The ExOne Company, et. al, Case No. 1:21-cv-07984, filed in the United States District Court for the Southern District of New York on September 24, 2021 (the “Vasedevan Complaint”); Goldstein v. The ExOne Company, et al., Case No. 21-cv-05358, filed in the United States District Court for the Eastern District of New York on September 27, 2021 and subsequently voluntarily dismissed on October 14, 2021 (the “Goldstein Complaint”); Abramova v. The ExOne Company, et. al, Case No. 1:21-cv-08091, filed in the United States District Court for the Southern District of New York on September 29, 2021 (the “Abramova Complaint”); Campanella v. The ExOne Company, et. al, Case No. 2:21-cv-01302, filed in the United States District Court for the Western District of Pennsylvania on September 29, 2021 (the “Campanella Complaint”); McDevitt v. The ExOne Company, et. al, Case No. 1:21-cv-08249, filed in the United States District Court for the Southern District of New York on October 6, 2021 (the “McDevitt Complaint”). Following the filing of the Proxy Statement/Prospectus, five additional purported ExOne stockholders filed lawsuits against the various parties: Fruster v. The ExOne Company, et. al, Case No. 1:21-cv-05753, filed in the United States District Court for the Eastern District of New York on October 14, 2021 (the “Fruster Complaint”); Jones v. The ExOne Company, et. al., Case No. 1:21-cv-01474, filed in the United States District Court for the District of Delaware on October 20, 2021 (the “Jones Complaint”); Justice v. The ExOne Company, et. al. Case No. 2:21-cv-04607, filed in the United States District Court for the Eastern District of Pennsylvania on October 20, 2021 (the “Justice Complaint”); Coffman v. The ExOne Company, et. al., Case No. 1:21-CV-08648, filed in the United States District Court for the Southern District of New York on October 21, 2021 (the “Coffman Complaint”); Vasudevan v. The ExOne Company, et. al., Case No. 1:21-cv-08679, filed in the United States District Court for the Southern District of New York on October 22, 2021 (the “Vasudevan Complaint”).

Each of the complaints name as defendants ExOne and the members of its board of directors. The Kong and Abramova Complaints also name Desktop Metal, Merger Sub I and Merger Sub II as defendants. The complaints generally allege that the Proxy Statement/Prospectus was materially incomplete and misleading in violation of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder. Each of the complaints seek, among other things, (i) injunctive relief preventing the consummation of the proposed transaction, (ii) damages and (iii) plaintiffs’ attorneys’ and experts’ fees and expenses.

ExOne and Desktop Metal believe that the allegations in the complaints are without merit and specifically deny that any further supplemental disclosure is required under applicable law; however, to avoid the burden and expense of further litigation and to avoid the risk that the complaints may delay or otherwise adversely affect the consummation of the Mergers, ExOne wishes to voluntarily make the supplemental disclosures related to the proposed Mergers as set forth below.

Supplements to the Joint Proxy Statement/Prospectus

The following materials supplement the statements contained in the Proxy Statement/Prospectus and should be read in conjunction with the Proxy Statement/Prospectus and the documents incorporated therein in their entirety. To the extent the information set forth herein differs from or updates information contained in the Proxy Statement/Prospectus, the information set forth herein shall supersede or supplement the information in the Proxy Statement/Prospectus. Nothing in this Current Report shall be deemed an admission of the legal necessity or materiality of the disclosures set forth herein, either separately or taken together. All page references are to pages in the Proxy Statement/Prospectus, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement/Prospectus.

The section of the Proxy Statement/Prospectus titled “The Mergers—Background of the Mergers” is hereby amended and supplemented by inserting the following paragraph at the end of the sixth full paragraph on page 79 as follows:

On August 27, 2020, the ExOne Board discussed the Desktop Metal announcement at a regularly scheduled board meeting.

The section of the Proxy Statement/Prospectus titled “The Mergers—Background of the Mergers” is hereby amended and supplemented by inserting the following at the end of the fourth full paragraph on page 81 as follows:

Stifel disclosed that in 2020 it had represented a current affiliate of Desktop Metal on a prior matter, and confirmed that this representation did not create a conflict of interest. The fees payable to Stifel in that prior matter did not exceed $750,000 and were earned by Stifel in connection with its services rendered to Trine Acquisition Corp. in its business combination with Desktop Metal.

The section of the Proxy Statement/Prospectus titled “The Mergers—Background of the Mergers” is hereby amended and supplemented by amending and restating item (ii) of the first partial paragraph on page 82 as follows:

(ii) authorized the Chief Executive Officer, the Chief Financial Officer and the General Counsel of ExOne (the “authorized officers”) to conduct negotiations with representatives of Desktop Metal regarding a potential transaction, and

The section of the Proxy Statement/Prospectus titled “The Mergers—Background of the Mergers” is hereby amended and supplemented by inserting the following immediately after item (iii) of the first partial paragraph on page 82 as follows:

Mr. Strome was designated as the chair of the ExOne transaction committee. The ExOne authorized officers were further authorized to (x) initiate and participate in discussions with, or otherwise assist or facilitate proposals from, potential parties to a potential business combination and (y) establish and revise procedures for the submission of proposals or indications of interest from other interested parties, in each case subject to oversight, input and approval of the ExOne transaction committee and the full ExOne Board.

The section of the Proxy Statement/Prospectus titled “The Mergers—Background of the Mergers” is hereby amended and supplemented by amending and restating the fourth full paragraph on page 82 as follows:

On May 25, 2021, as recommended by the ExOne transaction committee, Mr. Hartner called Mr. Fulop to inform him that Desktop Metal would need to contribute more cash to make a deal viable but that ExOne was willing to engage in mutual financial due diligence based on the May 21, 2021 proposal.

The section of the Proxy Statement/Prospectus titled “The Mergers—Background of the Mergers” is hereby amended and supplemented by amending and restating the seventh full paragraph on page 82 as follows:

On June 4, 2021, Company X entered into a non-disclosure agreement with ExOne. The non-disclosure agreement did not contain a standstill provision or any other restriction that would preclude Company X from making a competing proposal for ExOne, should it desire to do so. Later that day, and again on June 7, 2021, Mr. Hartner and the CEO of Company X had conversations with a representative of Company X regarding a potential acquisition of ExOne. They agreed to engage in preliminary due diligence to explore the possible synergies of the transaction and no material terms of a possible transaction were discussed.

The section of the Proxy Statement/Prospectus titled “The Mergers—Background of the Mergers” is hereby amended and supplemented by inserting the following immediately after the third full paragraph on page 86 as follows:

They reported that the parties reached an agreement in principle on the revised price included in the ExOne counterproposal subject to the resolution of other material terms. Agreement of the price was informed by the substantial decline in the market price of ExOne common stock and Desktop Metal common stock that had occurred since the June 18, 2021 proposal date. Once agreed upon on August 6, 2021, the price per share did not change and is reflected in the definitive Merger Agreement.

The material discussion of retention bonuses between representatives of ExOne and Desktop Metal occurred after the price was agreed upon on August 6, 2021, and such discussion focused primarily on whether the retention period would be designed to incentivize employees to retain their employment through the closing of the transaction and/or for a period continuing through a post-closing period. After extensive discussion and debate on August 9 and 10, 2021, ExOne’s compensation committee determined the bonuses were consistent with market levels and approved the bonuses and reaffirmed that the restricted stock award grants made to the ExOne executives accelerate and vest in accordance with the terms of their change of control agreements rather than accelerate and vest in full upon the closing of the Mergers like all other equityholders.

Also

The section of the Proxy Statement/Prospectus titled “The Mergers—Background of the Mergers” is hereby amended and supplemented by amending and restating the first sentence of the first full paragraph on page 87 as follows:

On August 11, 2021, at a special meeting of the ExOne Board at which all members of the ExOne Board, members of ExOne’s senior management team and representatives of each of Stifel and McGuireWoods were present, representatives of Stifel reviewed Stifel’s financial analyses of ExOne and Desktop Metal and Desktop Metal’s $25.50 per share proposal.

The section of the Proxy Statement/Prospectus titled “The Mergers—Opinion of ExOne’s Financial Advisor—ExOne Financial Analyses—Selected Comparable Company Analysis” is hereby amended and supplemented by replacing the tabular disclosure in the first table of page 96, in its entirety, as follows:

	Multiple:
	EV	CY 2021E EV/Revenue	CY 2022E EV/Revenue
Kornit Digital Ltd.	$5,731	18.4x	15.4x
3D Systems Corporation	$4,184	6.9x	6.9x
Proto Labs, Inc.	$2,193	4.5x	4.1x
Materialise NV	$1,221	5.1x	4.6x
Stratasys GmbH	$1,076	1.8x	1.6x
SLM Solutions Group AG	$558	6.1x	4.2x
voxeljet AG	$61	1.9x	1.4x

The section of the Proxy Statement/Prospectus titled “The Mergers—Opinion of ExOne’s Financial Advisor—ExOne Financial Analyses—Selected Precedent Transactions Analysis” is hereby amended and supplemented by replacing the tabular disclosure in the first table of page 97, in its entirety, as follows:

				EV/LTM		EV/NTM
Date Announced	Acquirer	Target	EV	Revenue	EBITDA	Revenue	EBITDA
1/19/21	Proto Labs, Inc.	3D Hubs, Inc.	$294	11.8x	NA	NA	NA
1/15/21	Desktop Metal, Inc.	EnvisionTEC, Inc.	$304	7.1x	25.1x	5.5x	NA
10/27/16	General Electric Company	Concept Laser GmbH	$764	7.6x	NA	NA	NA
9/6/16	General Electric Company	SLM Solutions Group(1)	$741	8.1x	NM	5.2x	22.0x
9/6/16	GE Aviation System LLC	Arcam AB	$633	8.6x	NM	6.7x	43.1x
4/16/12	Stratasys Inc.	Objet Ltd.	$577	4.3x	24.4x	3.4x	17.1x

(1)

Transaction was abandoned after failing to meet minimum acceptance threshold for the voluntary tender. Acquirer refused to extend or change its offer for the Target after an activist established a 20% position in target and stated that “the company had alternatives.” Concept Laser GMBH was acquired on similar terms shortly thereafter.

The section of the Proxy Statement/Prospectus titled “The Mergers—Opinion of ExOne’s Financial Advisor—ExOne Financial Analyses—Discounted Cash Flow Analysis” is hereby amended and supplemented by amending and restating the second full paragraph on page 98 as follows:

Stifel calculated projected unlevered free cash flow for the second half of calendar year 2021 through calendar year 2025 of approximately negative $2.7 million, negative $10.2 million, negative $6.9 million, negative $2.7 million and $5.5 million, respectively, as reviewed and approved by ExOne management for Stifel’s use, and using the mid-point convention, discounted these cash flows and the terminal value, at four and a half years to present values using discount rates of 11.5% — 13.5%, based on ExOne’s weighted average cost of capital (“WACC”) using the Capital Asset Pricing Model (“CAPM”). The implied estimated present value of the terminal value ranged from approximately $305.5 million to approximately

$509.1 million, based upon the midpoint of the discount range of 12.5%. The assumptions for the CAPM were based on a comparable company capital structure adjusted for a small-cap size premium of 2.2%, based upon Duff & Phelps 2020 Valuation Handbook — Guide to Cost of Capital, 9th decile.

The section of the Proxy Statement/Prospectus titled “The Mergers—Opinion of ExOne’s Financial Advisor—Desktop Metal Financial Analyses—Selected Comparable Company Analysis” is hereby amended and supplemented by replacing the tabular disclosure in the first table of page 100, in its entirety, as follows:

		Multiple:
	EV	CY 2021E EV/Revenue	CY 2022E EV/Revenue
Kornit Digital Ltd.	$5,731	18.4x	15.4x
3D Systems Corporation	$4,316	6.9x	6.9x
Proto Labs, Inc.	$2,193	4.5x	4.1x
Markforged Holding Corporation(1)	$1,765	20.5x	14.7x
Materialise NV	$1,221	5.1x	4.6x
Stratasys GmbH	$1,076	1.8x	1.6x
SLM Solutions Group AG	$558	6.1x	4.2x
voxeljet AG	$61	1.9x	1.4x

(1)

Like Desktop Metal, Markforged is an additive manufacturing company that was acquired by a Special Purpose Acquisition Company and provided five years of projected financial information in connection with the acquisition transaction.

The section of the Proxy Statement/Prospectus titled “The Mergers—Opinion of ExOne’s Financial Advisor—Desktop Metal Financial Analyses—Discounted Cash Flow Analysis” is hereby amended and supplemented by amending and restating the first full paragraph on page 101 as follows:

Stifel calculated projected unlevered free cash flow for the second half of calendar year 2021 through calendar year 2025 of approximately negative $72.4 million, negative $98.3 million, negative $45 million, $50.6 million and $200.2 million, respectively, based upon the Desktop Metal Projections and approximately negative $42.8 million, negative $78 million, negative $36.6 million, $32.5 million and $123.9 million based upon the Street estimates, as approved by ExOne management for Stifel’s use, and using the mid-point convention discounted these cash flows and the terminal value, at four and a half years, to present values using discount rates of 11.5% — 17.5%, based on the weighted average cost of capital of the comparable companies and Desktop Metal’s WACC using the CAPM. The implied estimated present value of the terminal value ranged from approximately $1,957.1 million to approximately $2,935.6 million, based upon Desktop Metal Projections and the midpoint of the discount range of 14.5%. The assumptions for the CAPM were based on a comparable company capital structure adjusted for a small-cap size premium. Stifel determined this range was appropriate based on its professional judgement and experience and the significant difference between management and street estimates.

The section of the Proxy Statement/Prospectus titled “The Mergers—Opinion of ExOne’s Financial Advisor—Relative Valuation Financial Analyses—Pro Forma Combined Company Discounted Cash Flow Analysis” is hereby amended and supplemented by amending and restating the final paragraph on page 101 as follows:

Stifel performed an illustrative discounted cash flow analysis to determine indicators of illustrative implied equity values for the pro forma combined company using pro forma combined company financial forecasts that were based on the standalone company financial forecasts provided by the managements of ExOne and Desktop Metal and approved for Stifel’s use by ExOne Management, and reflected estimates of public company cost synergies of approximately $6 million in annual savings (which were estimated to cost approximately $2.5 million in 2022 to achieve) provided by ExOne’s Management. Stifel calculated a range of indications of the present value of unlevered free cash flows for the pro forma combined company based upon the ExOne Projections and Desktop Metal Projections for projected second half of calendar year 2021 through calendar year 2025 of approximately negative $75.2 million, negative $105.1 million, negative $45.9 million, $54.0 million and $211.7 million, respectively, using discount rates ranging from 11.5% to 17.5%.

The section of the Proxy Statement/Prospectus titled “The Mergers—Opinion of ExOne’s Financial Advisor—Relative Valuation Financial Analyses—Pro Forma Combined Company Discounted Cash Flow Analysis” is hereby amended and supplemented by amending and restating the second and third paragraphs on page 102 as follows:

Stifel then calculated a range of illustrative terminal values at the end of 2025 by using the “terminal multiple” method. Using the terminal multiple method, Stifel applied multiples ranging from 4.0x to 6.0x to ExOne and Desktop Metal managements’ estimates and ExOne managements’ estimates and Desktop Metal Street estimates of the projected calendar year 2025 pro forma combined company revenue. The range of multiples was selected by Stifel utilizing trading multiples of ExOne and Desktop Metal’s public comparable companies and the companies’ historical trading performance relative to peers while taking into account the relative contributions of ExOne and Desktop Metal to the pro forma company. These illustrative terminal values, which ranged from approximately $2,333.3 million to approximately $3,500.0 million, were then discounted to June 30, 2021 to calculate ranges of implied indications of present values using the same ranges of discount rates, 11.5% to 17.5%, as described above.

Stifel then added the ranges of the implied present values of the pro forma combined company’s unlevered free cash flows for the projected years to the ranges of implied present values of the pro forma combined company’s terminal values to derive a range of illustrative implied present enterprise values of the pro forma combined company. Stifel then subtracted pro forma combined net debt based on net debt as of June 30, 2021 for Desktop Metal of approximately $514.2 million and ExOne of approximately $129.5 million, and subtracted approximately $210.1 million of cash, to derive a range of illustrative implied present equity values. Stifel then divided this range by the pro forma fully diluted share count of the combined company of approximately 319.3 million shares based upon the merger consideration of $25.50 per share to derive a range of illustrative implied present equity values per share. Stifel then applied the implied exchange ratio of 1.7951:1, based on the share prices of ExOne and Desktop Metal as of August 10, 2021, to the range plus $8.50 per share in cash to derive the implied ExOne equity value per share from the pro forma discounted cash flow analysis. The following table reflects the ranges of implied equity values per share resulting from these analyses.

The section of the Proxy Statement/Prospectus titled “The Mergers—Opinion of ExOne’s Financial Advisor—Miscellaneous” is hereby amended and supplemented by amending and restating the penultimate paragraph on page 102 as follows:

ExOne paid Stifel a fee, which is referred to in this proxy statement/prospectus as the opinion fee, of $1,000,000 for providing the Stifel opinion to the ExOne Board, which is not contingent upon the consummation of the Mergers. Stifel will receive an additional fee of approximately $6,762,500 contingent upon the successful consummation of the Mergers, assuming an implied merger consideration of $25.50 in value for each share of ExOne common stock exchanged. In addition, ExOne has agreed to reimburse Stifel for certain expenses in connection with its engagement, subject to certain limitations, and to indemnify Stifel for certain liabilities arising out of its engagement. In February 2021, Stifel served as Joint Bookrunner to ExOne in its follow-on equity offering and earned a fee of $2,276,015. Stifel was previously retained by ExOne for two potential strategic acquisitions that ExOne explored, neither of which was consummated. In the past two years, other than in respect of the Mergers, Stifel has received compensation for investment banking and financial services from ExOne of $2,276,015. In November and December 2020, Stifel served as Capital Markets Advisor to Trine Acquisition Corp. in its business combination with Desktop Metal and earned a fee of $750,000.

Additional Information and Where to Find It

This communication relates to a proposed transaction between DM and the Company. In connection with the proposed transaction, DM has filed a registration statement on Form S-4 with the SEC, which included a document that serves as a preliminary proxy statement with respect to ExOne and a prospectus with respect to DM’s Class A common stock to be issued in the proposed transaction. ExOne subsequently filed a definitive proxy statement with the SEC on October 8, 2021. On or about October 12, 2021, ExOne sent the definitive proxy statement to all of ExOne’s stockholders as of the record date in connection with the meeting to be held to request stockholder approval of the proposed transaction. Each party also will file other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and the Company’s stockholders may obtain free copies of the proxy statement/prospectus and other documents that are filed or will be filed with the SEC by DM or the Company through the website maintained by the SEC at www.sec.gov. The documents filed by DM with the SEC also may be obtained free of charge at DM’s website at ir.desktopmetal.com. The documents filed by the Company with the SEC also may be obtained free of charge at the Company’s website at investor.exone.com.

Participants in the Solicitation

DM and the Company and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s proxy statement for its Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 1, 2021, and information about their ownership of the Company’s common stock is set forth in the proxy statement/prospectus. Information about DM’s directors and executive officers is set forth in DM’s proxy statement for its Annual Meeting of Stockholders on Schedule 14A filed with the SEC on June 17, 2021 and as set forth in the proxy statement/prospectus. To the extent that holdings of DM’s or the Company’s securities have changed since the amounts printed in DM’s or the Company’s proxy statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Safe Harbor Regarding Forward Looking Statements

This communication relates to a proposed business combination transaction between DM and the Company and may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the Company’s future financial or business performance, strategies, or expectations. Forward-looking statements typically are identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” as well as similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may.”

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in the Company’s filings with the SEC, including its Annual Report on Form 10-K, the following factors, among others, could cause results to differ materially from forward-looking statements or historical performance: the severity and duration of world health events, including the COVID-19 outbreak and the related economic repercussions and operational challenges; the ability of DM and ExOne to consummate the proposed transaction in a timely manner or at all, including the ability to secure regulatory approvals; impact to ExOne’s business if the transaction is not consummated; successful integration of DM’s and ExOne’s businesses and realization of synergies and benefits; the ability of DM to implement business plans, forecasts and other expectations following the completion of the transaction; risk that actual performance and financial results following completion of the transaction differ from projected performance and results; business disruption following the transaction; ExOne’s ability to consistently generate operating profits; fluctuations in ExOne’s revenues and operating results; ExOne’s competitive environment and its competitive position; ExOne’s ability to enhance its current 3D printing machines and technology and to develop and introduce new 3D printing machines; ExOne’s ability to qualify more industrial materials in which it can print; demand for ExOne’s products; the availability of skilled personnel; the impact of loss of key management; the impact of customer specific terms in machine sale agreements in determining the period in which ExOne recognizes revenue; risks related to global operations including effects of foreign currency and COVID-19; dependency on certain critical suppliers; nature or impact of alliances and strategic investments; reliance on critical information technology systems; the effect of litigation, contingencies and warranty claims; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, cyberattacks, war, terrorism and cancellation or unavailability of insurance coverage; the impact of disruption of ExOne’s manufacturing facilities or ExOne Adoption Centers; the adequacy of ExOne’s protection of its intellectual property; expectations regarding demand for ExOne’s industrial products, and other matters with regard to outlook; and other factors beyond our control, including the impact of COVID-19. A more fulsome discussion of the risks related to the proposed transaction will be included in the proxy statement/prospectus. For additional information about other risks and uncertainties that could cause actual results of the transaction to differ materially from those described in the forward-looking statements in this communication of ExOne’s business, financial condition, results of operations and prospects generally, please refer to the Company’s reports filed with the SEC, including without limitation the “Risk Factors” and/or other information included in the Form 8-K to be filed by the Company in connection with the transaction, the Form 10-Q filed with the SEC on August 11, 2021 and such other reports as ExOne has filed or may file with the SEC from time to time. For additional information about risks and uncertainties that may cause actual results of the transaction to differ materially from those described, please refer to DM’s reports filed with the SEC, including without limitation the “Risk Factors” and/or other information included in such reports. While the list of factors presented here is, and the list of factors presented in the proxy statement/prospectus will be considered representative, no such list should be considered to be a complete statement of all risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Except as required by applicable law, neither DM nor ExOne will update any forward-looking statements to reflect new information, future events, changed circumstances or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 3, 2021	The ExOne Company
(Date)	(Registrant)

/s/ Loretta L. Benec
Loretta L. Benec
Vice President, General Counsel & Corporate Secretary